INVESCO CHINA FUND                                                 SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING:   4/30/2010
FILE NUMBER :        811-05426
SERIES NO.:          19

72DD.   1 Total income dividends for which record date passed during the period. (000's Omitted)
          Class A               $  1,340
        2 Dividends for a second class of open-end company shares (000's Omitted)
          Class B               $     86
          Class C               $    204
          Class Y               $     61
          Institutional Class   $      7
73A.      Payments per share outstanding during the entire current period: (form nnn.nnnn)
        1 Dividends from net investment income
          Class A                 0.1421
        2 Dividends for a second class of open-end company shares (form nnn.nnnn)
          Class B                 0.0626
          Class C                 0.0626
          Class Y                 0.1694
          Institutional Class     0.2094
74U.    1 Number of shares outstanding (000's Omitted)
          Class A                  8,625
        2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
          Class B                  1,291
          Class C                  3,257
          Class Y                    527
          Institutional Class         36
74V.    1 Net asset value per share (to nearest cent)
          Class A               $  19.03
        2 Net asset value per share of a second class of open-end company shares (to nearest cent)
          Class B               $  18.69
          Class C               $  18.66
          Class Y               $  19.07
          Institutional Class   $  19.08